UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported)    December 11, 2007

Disaboom Inc.
(Exact name of registrant as specified in charter)

Colorado	000-52558	20-5973352
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7730 E. Belleview Avenue, Suite A-306 Greenwood Village, CO	80111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code   (720) 407-6530

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

        On December 11, 2007, Disaboom (the “Company”) entered into an employment agreement with Howard Lieber (the “Agreement”). The Agreement is effective as of December 1, 2007. Mr. Lieber has been serving as our Senior Vice President of Sales, but has not previously entered into an employment agreement. The Agreement is for an initial one year term, and thereafter may be automatically extended for additional one year terms. The Agreement includes non-compete and confidentiality provisions.

        Pursuant to the Agreement, Mr. Lieber will receive an annual salary of $150,000. Mr. Lieber will also be eligible to receive incentive compensation based on Company billed revenue targets. Such incentive compensation will be earned and paid in accordance with a monthly incentive compensation plan agreed upon by Mr. Lieber and the Company. Unless the Agreement is terminated for cause, or as a result of Mr. Lieber’s death or disability, if we terminate the Agreement Mr. Lieber will be entitled to a severance payment equal to three months of his annual salary.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; CompensatoryArrangements of Certain Officers

        On December 11, 2007 we entered an employment agreement with our Senior Vice President of Sales. A brief description of the terms and conditions of the employment agreement is set forth in Item 1.01.

Item 9.01.    Financial Statements and Exhibits.

(d)   Exhibits

10.1	Employment Agreement with Howard Lieber.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized

Date: December 14, 2007	Disaboom, Inc. (Registrant) /s/ John Walpuck Name: John Walpuck Title: President and Chief Financial Officer